Exhibit 2.1


                         AGREEMENT AND PLAN OF MERGER OF
                       PREFERRED CONSUMER MARKETING, INC.
                                  WITH AND INTO
                           NATIONAL SYNDICATIONS, INC.

      This Agreement and Plan of Merger (this "Agreement") is entered into on May 14, 2003, between Preferred Consumer Marketing, Inc., a Florida corporation (the "Disappearing Corporation"), and National Syndications, Inc., a Delaware corporation (the "Surviving Corporation" and together with the Disappearing Corporation, the "Merging Entities").

                                   WITNESSETH:

      WHEREAS, the Disappearing Corporation and the Surviving Corporation desire that the Disappearing Corporation merge with and into the Surviving Corporation (the "Merger");

      WHEREAS, Section 252 of the Delaware General Corporation Law (the "DGCL") authorizes the merger of a Delaware corporation and a corporation that is not formed in Delaware;

      WHEREAS, Section 607.1107 of the Business Corporation Act of the State of Florida (the "FBCA") authorizes the merger of a Florida corporation and corporation that is not formed in Florida;

      WHEREAS, Cross Media Marketing Corporation, a Delaware corporation, is the sole shareholder of both the Disappearing Corporation and the Surviving Corporation;

      WHEREAS, the board of directors and the sole shareholder of the Disappearing Corporation deem the consummation of the Merger in the manner contemplated in this Agreement to be advisable and accordingly have adopted, approved and authorized the execution of this Agreement by resolutions dated May 14, 2003; and

      WHEREAS, the board of directors and the sole shareholder of the Surviving Corporation deem the consummation of the Merger in the manner contemplated in this Agreement to be advisable and accordingly have adopted, approved and authorized the execution of this Agreement by resolutions dated May 14, 2003.

      NOW THEREFORE, for and in consideration of the premises and covenants and agreements set forth in this Agreement, the parties to this Agreement agree as follows:

      (1) At the Effective Time (as defined below) (a) the Disappearing Corporation shall be merged with and into the Surviving Corporation and the Surviving Corporation shall be the surviving entity of the Merger under its present name and shall have all of the rights, privileges, immunities and powers and shall be subject to all of the duties and liabilities of a corporation formed under the DGCL; (b) the separate existence of the Disappearing Corporation shall cease; (c) the Surviving Corporation shall thereafter be responsible and liable for all liabilities and obligations of each of the Merging Entities and any claim existing or action or proceeding pending by or against either of the Merging Entities may be prosecuted as if the Merger had not

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taken place; and (d) neither the rights of creditors nor any liens upon the property of either of the Merging Entities shall be impaired by the Merger.

      (2) All corporate acts, plans, policies, contracts, approvals and authorizations of the Disappearing Corporation and its sole shareholder, board of directors, committees elected or appointed by the board of directors, officers and agents, that were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as acts, plans, policies, contracts, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to the Disappearing Corporation.

      (3) The By-laws of the Surviving Corporation, as in effect at the Effective Time, shall continue as the By-laws of the Surviving Corporation without amendment or other modification and the certificate of incorporation of the Surviving Corporation, as in effect at the Effective Time, shall continue as the certificate of incorporation of the Surviving Corporation without amendment or other modification.

      (4) The directors of the Surviving Corporation immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time, each to hold office in accordance with the certificate of incorporation and By-laws of the Surviving Corporation, and the officers of the Surviving Corporation immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time, in each case until their respective successors are duly elected or appointed and qualified.

      (5) At the Effective Time, each of the issued shares of the Disappearing Corporation immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the sole shareholder, shall be converted into one fully paid share of common stock of the Surviving Corporation and each certificate theretofore representing a share of the Disappearing Corporation common stock shall thereafter for all purposes be deemed to represent the ownership of a like number of shares of common stock of the Surviving Corporation.

      (6) Upon the later of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware and the filing of the Articles of Merger with the Department of State of the State of Florida, the Merger shall become effective (the "Effective Time").

      (7) The Disappearing Corporation and the Surviving Corporation hereby stipulate that they will cause to be executed and filed the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of the Articles of Merger with the Department of State of the State of Florida and any other documents prescribed by the DGCL and the FBCA and they will cause to be performed all necessary acts to effectuate the Merger.

      (8) For the convenience of the parties, any number of counterparts of this Agreement may be executed and each such counterpart shall be deemed to be an original instrument.

      (9) This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns.


                                       2

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      IN WITNESS WHEREOF, each of the parties to this Agreement have caused this
Agreement to be executed as of the date first written above.

                                    PREFERRED CONSUMER MARKETING, INC.,
                                    a Florida corporation



                                    By:
                                       --------------------------------------
                                       Name:
                                       Title:




                                    NATIONAL SYNDICATIONS, INC., a Delaware
                                    corporation



                                    By:
                                       ------------------------------------
                                       Name:
                                       Title: